Hannon Armstrong Announces Third Quarter 2022 Results and Declares Dividend
ANNAPOLIS, Md., November 3, 2022 -- (BUSINESS WIRE) -- Hannon Armstrong Sustainable Infrastructure Capital, Inc. ("Hannon Armstrong," "we," "our" or the "Company") (NYSE: HASI), a leading investor in climate solutions, today reported results for the third quarter of 2022.

Financial Highlights

•Delivered $0.38 GAAP EPS on a fully diluted basis for the third quarter of 2022, compared with $(0.04) for the same period in 2021
•Delivered $0.49 Distributable EPS for the third quarter of 2022, compared to $0.41 Distributable EPS for the same period in 2021, representing a 20% YOY increase
•Reported GAAP-based Net Investment Income of $11.4 million for the third quarter of 2022, compared to $5.3 million for the same period in 2021
•Increased Distributable Net Investment Income for the third quarter of 2022 by 36% YOY to $43.4 million, compared to $32.0 million for the same period in 2021
•Closed $273 million of investments in the third quarter of 2022, compared to $359 million in the same period in 2021
•Raised $383 million in Term Loan A financing from a syndicate of six banks in November 2022, reflecting continued strong support of the bank debt market
•Declared dividend of $0.375 per share
•Affirm guidance that Distributable Earnings Per Share is expected to grow at a compound annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share

ESG Highlights

•An estimated 49,000 metric tons of carbon emissions will be avoided annually by our transactions closed this quarter, equating to a CarbonCount® score of 0.18 metric tons per $1,000 invested

“Another outstanding quarter, including an increase in our 12 month pipeline to $4.5 billion. We expect the Inflation Recovery Act will spur additional pipeline growth and our current programmatic clients are at the forefront of this energy transition” said Jeffrey W. Eckel, Hannon Armstrong Chairman and Chief Executive Officer. “With that backdrop, improved investment level pricing and continued access to capital allows us to reaffirm guidance and grow our enthusiasm for climate solutions investing.”
A summary of our results is shown in the table below:

	For the three months ended September 30, 2022		For the three months ended September 30, 2021
	$ in thousands	Per Share (Diluted)	$ in thousands	Per Share (Diluted)
GAAP Net Income	$34,534	$0.38	$(2,838)	$(0.04)
Distributable earnings	43,646	0.49	34,787	0.41
	For the nine months ended September 30, 2022		For the nine months ended September 30, 2021
	$ in thousands	Per Share	$ in thousands	Per Share
GAAP Net Income	$61,431	$0.69	$64,159	$0.79
Distributable earnings	142,903	1.61	118,036	1.42

Financial Results
“We continue to position ourselves for success despite the challenging macroeconomic and capital markets environment” said Jeffrey A. Lipson, Chief Financial Officer and Chief Operating Officer. “Our recent closing of a Term Loan A is further affirmation that our diverse funding strategy allows us to continue to fund portfolio growth.”

Comparison of the quarter ended September 30, 2022 to the quarter ended September 30, 2021
Total revenue increased by $11 million, driven by $8 million in higher interest income from a larger portfolio. There was a $3 million increase in gain on sale and fee income, driven by a change in the mix and volume of assets being securitized.
Interest expense increased $2 million primarily due to a larger average outstanding debt balance. We released $2 million of our allowance for loss on receivables driven by improved expectations related to loans for which we had previously specifically reserved, offset partially by reserves on new loans and loan commitments. Other expenses (compensation and benefits and general and administrative expenses) increased by approximately $4 million primarily due to increased investment in corporate infrastructure and corporate governance expenses.

We recognized income of $31 million using the hypothetical liquidation at book value method (HLBV) for our equity method investments in the third quarter of 2022, compared to a loss of $7 million for the same period in 2021, primarily due to income from new projects in the current period and lower losses related to economic hedges used by some of our projects to reduce the impact of power price fluctuations.
Income tax expense increased by approximately $9 million in the third quarter of 2022 compared to the same period in 2021 due to an increase in GAAP earnings.
GAAP net income (loss) in the third quarter of 2022 was $35 million, compared to $(3) million in the same period in 2021. Distributable earnings in the third quarter of 2022 was approximately $44 million, or an increase of approximately $9 million from the same period in 2021 due primarily to new assets added to our portfolio.

Leverage

The calculation of our fixed-rate debt and leverage ratios as of September 30, 2022 and December 31, 2021 are shown in the table below:

	September 30, 2022	% of Total	December 31, 2021	% of Total
	($ in millions)		($ in millions)
Floating-rate borrowings (1)	$200	7%	$151	6%
Fixed-rate debt (2)	2,528	93%	2,342	94%
Total	$2,728	100%	$2,493	100%
Leverage (3)	1.7 to 1		1.6 to 1
(1)Floating-rate borrowings include borrowings under our floating-rate credit facilities and commercial paper issuances with less than six months original maturity.
(2)Debt excludes securitizations that are not consolidated on our balance sheet.
(3)Leverage, as measured by our debt-to-equity ratio.

Portfolio
Our balance sheet portfolio totaled approximately $3.9 billion as of September 30, 2022, which included approximately $2.2 billion of behind-the-meter assets and approximately $1.6 billion of grid-connected assets, with the remainder in sustainable infrastructure. The following is an analysis of the Performance Ratings of our portfolio as of September 30, 2022:

	Portfolio Performance
	Government	Commercial
	1 (1)	1 (1)	2 (2)	3 (3)	Total
	(dollars in millions)
Total receivables	103	1,534	—	11	1,648
Less: Allowance for loss on receivables	—	(29)	—	(5)	(34)
Net receivables (4)	103	1,505	—	6	1,614
Receivables held-for-sale	—	17	—	—	17
Investments	2	9	—	—	11
Real estate	—	358	—	—	358
Equity method investments (5)	—	1,900	22	—	1,922
Total	$105	$3,789	$22	$6	$3,922
Percent of Portfolio	3%	96%	1%	—%	100%
Average remaining balance (6)	$5	$11	$11	$11	$11
(1)This category includes our assets where based on our credit criteria and performance to date, we believe that our risk of not receiving our invested capital remains low.
(2)This category includes our assets where based on our credit criteria and performance to date, we believe there is a moderate level of risk of not receiving some or all of our invested capital.
(3)This category includes our assets where based on our credit criteria and performance to date, we believe there is substantial doubt regarding our ability to recover some or all of our invested capital. Loans in this category are placed on non-accrual status. In the second quarter of 2022, we moved to this category from Category 2 $11 million of loans we had made in a new market venture where the performance has not met expectations. Previously included in this category were two commercial receivables with a combined total carrying value of approximately $8 million which were assignments of land lease payments from two wind projects that we had originated in 2014, as a part of an acquisition of a large land portfolio. In 2017, the operator of the projects terminated the lease, at which time we filed a legal claim and placed these assets on non-accrual status. In 2019, we received a court decision indicating that the owners of the projects were within their rights under the contract terms to terminate the lease which impacts the land lease assignments to us, at which time we reserved the receivables for their full carrying amount. In the second quarter of 2022, we received a court decision indicating that our appeal was not successful, and accordingly we charged off the full amount of the receivable.
(4)Total reconciles to the total of the government receivables and commercial receivables lines of the consolidated balance sheets.
(5)Some of the individual projects included in portfolios that make up our equity method investments have government off-takers. As they are part of large portfolios, they are not classified separately.
(6)Average remaining balance is calculated gross of allowance for loss on receivables and excludes approximately 227 transactions each with outstanding balances that are less than $1 million and that in the aggregate total $67 million.

Guidance
The Company expects that annual distributable earnings per share will grow at a compounded annual rate of 10% to 13% from 2021 to 2024, relative to the 2020 baseline of $1.55 per share, which is equivalent to a 2024 midpoint of $2.40 per share. The Company also expects growth of annual dividends per share to be at a compounded annual rate of 5% to 8%. This guidance reflects the Company’s judgments and estimates of (i) yield on its existing portfolio; (ii) yield on incremental portfolio investments, inclusive of the Company’s existing pipeline; (iii) the volume and profitability of transactions; (iv) amount, timing, and costs of debt and equity capital to fund new investments; (v) changes in costs and expenses reflective of the Company’s forecasted operations; and (vi) the general interest rate and market environment. All guidance is based on current expectations of the ongoing and future impact of COVID-19 and the speed and efficacy of vaccine distribution on economic conditions, the regulatory environment, the dynamics of the markets in which we operate and the judgment of the Company’s management team, among other factors. In addition, distributions are subject to approval by the Company’s Board of Directors on a quarterly basis. The Company has not provided GAAP guidance as discussed in the Forward-Looking Statements section of this press release.

Dividend
The Company is announcing today that its Board of Directors approved a quarterly cash dividend of $0.375 per share of common stock. This dividend will be paid on January 6, 2023, to stockholders of record as of December 28, 2022.

Conference Call and Webcast Information
Hannon Armstrong will host an investor conference call today, Thursday, November 3, 2022, at 5:00 p.m. Eastern Time. The conference call can be accessed live over the phone by dialing 1-888-645-4404 or for international callers, +1-862-298-0702. Participants should inform the operator they want to be joined to the Hannon Armstrong call. The conference call will also be accessible as an audio webcast with slides on the Company’s website at investors.hannonarmstrong.com. An online replay will be available for a limited time beginning immediately following the call.

About Hannon Armstrong
Hannon Armstrong (NYSE: HASI) is the first U.S. public company solely dedicated to investments in climate solutions, providing capital to assets developed by leading companies in energy efficiency, renewable energy, and other sustainable infrastructure markets. With more than $9 billion in managed assets, our core purpose is to make climate positive investments with superior risk-adjusted returns. For more information, please visit hannonarmstrong.com or follow us on Twitter and LinkedIn.

Forward-Looking Statements:
Some of the information contained in this press release is forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are subject to risks and uncertainties. For these statements, we claim the protections of the safe harbor for forward-looking statements contained in such Sections. These forward-looking statements include information about possible or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives, and include the ongoing impact of the current outbreak of the novel coronavirus (“COVID-19”). When we use the words “believe,” “expect,” “anticipate,” “estimate,” “plan,” “continue,” “intend,” “should,” “may” or similar expressions, we intend to identify forward-looking statements. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future are forward-looking statements.
Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward-looking statements. Factors that could cause actual results to differ materially from those described in the forward-looking statements include those discussed under the caption “Risk Factors” included in our most recent Annual Report on Form 10-K as well as in other periodic reports that we file with the U.S. Securities and Exchange Commission (the "SEC").
Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement.
The Company has not provided GAAP guidance as forecasting a comparable GAAP financial measure, such as net income, would require that the Company apply the HLBV method to these investments. In order to forecast under the HLBV method, the Company would be required to make various assumptions related to expected changes in the net asset value of the various entities and how such changes would be allocated under HLBV. GAAP HLBV earnings over a period of time are very sensitive to these assumptions especially in regard to when a partnership transaction flips and thus the liquidation scenarios change materially. The Company believes that these assumptions would require unreasonable efforts to complete and if completed, the wide variation in projected GAAP earnings based upon a range of scenarios would not be meaningful to investors. Accordingly, the Company has not included a GAAP reconciliation table related to any distributable earnings guidance.
Estimated carbon savings are calculated using the estimated kilowatt hours, gallons of fuel oil, million British thermal units of natural gas and gallons of water saved as appropriate, for each project. The energy savings are converted into an estimate of metric tons of CO2 equivalent emissions based upon the project’s location and the corresponding emissions factor data from the U.S. Government and International Energy Agency. Portfolios of projects are represented on an aggregate basis.

Investor Contact:
Neha Gaddam
investors@hannonarmstrong.com
410-571-6189

Media Contact:
Gil Jenkins
media@hannonarmstrong.com
443-321-5753

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
Revenue
Interest income	$34,303	$26,236	$97,904	$76,352
Rental income	6,609	6,430	19,716	19,361
Gain on sale of receivables and investments	14,490	13,072	51,252	54,988
Fee income	4,748	3,144	12,557	8,769
Total revenue	60,150	48,882	181,429	159,470
Expenses
Interest expense	29,556	27,349	85,035	95,394
Provision for loss on receivables	(2,463)	1,485	6,222	2,896
Compensation and benefits	12,933	12,218	50,108	39,850
General and administrative	8,150	4,964	22,696	14,814
Total expenses	48,176	46,016	164,061	152,954
Income before equity method investments	11,974	2,866	17,368	6,516
Income (loss) from equity method investments	30,552	(7,215)	58,533	69,519
Income (loss) before income taxes	42,526	(4,349)	75,901	76,035
Income tax (expense) benefit	(7,585)	1,250	(13,794)	(11,510)
Net income (loss)	$34,941	$(3,099)	$62,107	$64,525
Net income (loss) attributable to non-controlling interest holders	407	(261)	676	366
Net income (loss) attributable to controlling stockholders	$34,534	$(2,838)	$61,431	$64,159
Basic earnings (loss) per common share	$0.39	$(0.04)	$0.70	$0.81
Diluted earnings (loss) per common share	$0.38	$(0.04)	$0.69	$0.79
Weighted average common shares outstanding—basic	87,721,756	79,335,173	86,784,895	78,407,028
Weighted average common shares outstanding—diluted	90,762,820	79,335,173	89,928,741	82,069,464

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

	September 30, 2022	December 31, 2021
Assets
Cash and cash equivalents	$272,808	$226,204
Equity method investments	1,921,515	1,759,651
Commercial receivables, net of allowance of $34 million and $36 million, respectively	1,511,261	1,298,529
Government receivables	103,346	125,409
Receivables held-for-sale	16,885	22,214
Real estate	358,346	356,088
Investments	10,600	17,697
Securitization assets	177,927	210,354
Other assets	125,204	132,165
Total Assets	$4,497,892	$4,148,311
Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable, accrued expenses and other	$118,655	$88,866
Credit facilities	100,626	100,473
Green commercial paper notes	99,873	50,094
Non-recourse debt (secured by assets of $606 million and $573 million, respectively)	408,469	429,869
Senior unsecured notes	1,777,343	1,762,763
Convertible notes	341,900	149,731
Total Liabilities	2,846,866	2,581,796
Stockholders’ Equity:
Preferred stock, par value $0.01 per share, 50,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, par value $0.01 per share, 450,000,000 shares authorized, 88,838,705 and 85,326,781 shares issued and outstanding, respectively	888	853
Additional paid in capital	1,861,466	1,727,667
Accumulated deficit	(231,417)	(193,706)
Accumulated other comprehensive income (loss)	(14,769)	9,904
Non-controlling interest	34,858	21,797
Total Stockholders’ Equity	1,651,026	1,566,515
Total Liabilities and Stockholders’ Equity	$4,497,892	$4,148,311

EXPLANATORY NOTES
Non-GAAP Financial Measures
Distributable Earnings

We calculate distributable earnings as GAAP net income (loss) excluding non-cash equity compensation expense, provisions for loss on receivables, amortization of intangibles, non-cash provision (benefit) for taxes, gains or (losses) from modification or extinguishment of debt facilities, any one-time acquisition related costs or non-cash tax charges and the earnings attributable to our non-controlling interest of our Operating Partnership. We also make an adjustment to our equity method investments in the renewable energy projects as described below. We will use judgment in determining when we will reflect the losses on receivables in our distributable earnings. In making this determination we will consider certain circumstances such as the time period in default and sufficiency of collateral as well as the outcomes of any related litigation. In the future, distributable earnings may also exclude one-time events pursuant to changes in GAAP and certain other adjustments as approved by a majority of our independent directors.
We believe a Non-GAAP measure, such as distributable earnings, that adjusts for the items discussed above is and has been a meaningful indicator of our economic performance in any one period and is useful to our investors as well as management in evaluating our performance as it relates to expected dividend payments over time. As a REIT, we are required to distribute substantially all of our taxable income to investors in the form of dividends, which are a principal focus of our investors. Additionally, we believe that our investors also use distributable earnings, or a comparable supplemental performance measure, to evaluate and compare our performance to that of our peers, and as such, we believe that the disclosure of distributable earnings is useful to our investors.
Certain of our equity method investments in renewable energy and energy efficiency projects are structured using typical partnership “flip” structures where the investors with cash distribution preferences receive a pre-negotiated return consisting of priority distributions from the project cash flows, in many cases, along with tax attributes. Once this preferred return is achieved, the partnership “flips” and the cash equity investor(s) receive more of the cash flows through its equity interests while the previously preferred investors retain an ongoing residual interest. We have made investments in both the preferred and common equity of these structures. Regardless of the nature of our equity interest, we typically negotiate the purchase prices of our equity investments, which have a finite expected life, based on our underwritten cash flows discounted back to the net present value, based on a target investment rate, with the cash flows to be received in the future reflecting both a return on the capital (at the investment rate) and a return of the capital we have committed to the project. We use a similar approach in the underwriting of our receivables.
Under GAAP, we account for these equity method investments utilizing the HLBV method. Under this method, we recognize income or loss based on the change in the amount each partner would receive, typically based on the negotiated profit and loss allocation, if the assets were liquidated at book value, after adjusting for any distributions or contributions made during such quarter. The HLBV allocations of income or loss may be impacted by the receipt of tax attributes, as tax equity investors are allocated losses in proportion to the tax benefits received, while the sponsors of the project are allocated gains of a similar amount. The investment tax credit typically used in solar projects is a one-time credit which is realized in the quarter when the project is considered operational for tax purposes and is fully allocated under HLBV in that quarter (subject to an impairment test) while the production tax credit used in wind is a ten year credit and thus is allocated under HLBV over a ten year period. In addition, the agreed upon allocations of the project’s cash flows may differ materially from the profit and loss allocation used for the HLBV calculations.

The cash distributions for those equity method investments where we apply HLBV are segregated into a return on and return of capital on our cash flow statement based on the cumulative income (loss) that has been allocated using the HLBV method. However, as a result of the application of the HLBV method, including the impact of tax allocations, the high levels of depreciation and other non-cash expenses that are common to renewable energy projects and the differences between the agreed upon profit and loss and the cash flow allocations, the distributions and thus the economic returns (i.e., return on capital) achieved from the investment are often significantly different from the income or loss that is allocated to us under the HLBV method in any one period. Thus, in calculating distributable earnings, for certain of these investments where there are characteristics as described above, we further adjust GAAP net income (loss) to take into account our calculation of the return on capital (based upon the investment rate) from our renewable energy equity method investments, as adjusted to reflect the performance of the project and the cash distributed. We believe this equity method investment adjustment to our GAAP net income (loss) in calculating our distributable earnings measure is an important supplement to the HLBV income allocations determined under GAAP for an investor to understand the economic performance of these investments where HLBV income can differ substantially from the economic returns in any one period.

The following table provides our results related to our equity method investments for the three and nine months ended September 30, 2022 and 2021.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in millions)
Income (loss) under GAAP	$31	$(7)	$59	$70

Distributable earnings	$31	$26	$99	$77
Return of capital/(deferred cash collections)	49	(13)	33	(42)
Cash collected (1)	$80	$13	$132	$35
(1)    Cash collected during the three- and nine-months ended September 30, 2022 includes $64 million in proceeds from the issuance of debt by three of our equity method investees, the repayment of which we have guaranteed.
Distributable earnings does not represent cash generated from operating activities in accordance with GAAP and should not be considered as an alternative to net income (determined in accordance with GAAP), or an indication of our cash flow from operating activities (determined in accordance with GAAP), or a measure of our liquidity, or an indication of funds available to fund our cash needs, including our ability to make cash distributions. In addition, our methodology for calculating distributable earnings may differ from the methodologies employed by other companies to calculate the same or similar supplemental performance measures, and accordingly, our reported distributable earnings may not be comparable to similar metrics reported by other companies.
Reconciliation of our GAAP Net Income to Distributable Earnings
We have calculated our distributable earnings and provided a reconciliation of our GAAP net income to distributable earnings for the three and nine months ended September 30, 2022 and 2021 in the tables below.

	For the three months ended September 30, 2022		For the three months ended September 30, 2021
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$34,534	$0.38	$(2,838)	$(0.04)
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(30,552)		7,215
Add equity method investments earnings	31,315		25,898
Equity-based compensation charges	2,060		3,715
Provision for loss on receivables	(2,463)		1,485
Other adjustments (2)	8,752		(688)
Distributable earnings (3)	$43,646	$0.49	$34,787	$0.41
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.
(2)See Other adjustments table below.
(3)Distributable earnings per share for the three months ended September 30, 2022 and 2021, are based on 89,635,572 shares and 83,912,769 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to convertible notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares upon conversion. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument.

	For the nine months ended September 30, 2022		For the nine months ended September 30, 2021
	(dollars in thousands, except per share amounts)
	$	per share	$	per share
Net income attributable to controlling stockholders (1)	$61,431	$0.69	$64,159	$0.79
Distributable earnings adjustments:
Reverse GAAP (income) loss from equity method investments	(58,533)		(69,519)
Add equity method investments earnings	98,960		76,570
Equity-based compensation charges	17,993		13,503
Provision for loss on receivables (2)	6,222		2,896
(Gain) loss on debt modification or extinguishment	—		16,083
Other adjustments (3)	16,830		14,344
Distributable earnings (4)	$142,903	$1.61	$118,036	$1.42
(1)The per share amounts represent GAAP diluted earnings per share and is the most comparable GAAP measure to our distributable earnings per share.

(2)In addition to these provisions, in the second quarter of 2022 we wrote-off two commercial receivables with a combined total carrying value of approximately $8 million which represented assignments of land lease payments from two wind projects that we had originated in 2014. In 2017, the operator of the projects terminated the lease, at which time we filed a legal claim and placed these assets on non-accrual status. In 2019, we received a court decision indicating that the owners of the projects were within their rights under the contract terms to terminate the lease which impacts the land lease assignments to us, at which time we reserved the receivables for their full carrying amount. In the second quarter of 2022, we received a court decision indicating that our appeal was not successful, and accordingly wrote off the full amount of the receivable. We have excluded the write off from Distributable earnings due to the infrequent occurrence of credit losses as well as the unique nature of the receivables, as the assignment of land lease payments from wind projects represent a small portion of our total portfolio.
(3)See Other adjustments table below.
(4)Distributable earnings per share for the nine months ended September 30, 2022 and 2021, are based on 88,612,178 shares and 83,118,733 shares outstanding, respectively, which represents the weighted average number of fully-diluted shares outstanding including our restricted stock awards, restricted stock units, long-term incentive plan units, and the non-controlling interest in our Operating Partnership. We include any potential common stock issuances related to share based compensation units in the amount we believe is reasonably certain to vest. As it relates to convertible notes, we will assess the market characteristics around the instrument to determine if it is more akin to debt or equity based on the value of the underlying shares upon conversion. If the instrument is more debt-like then we will include any related interest expense and exclude the underlying shares issuable upon conversion of the instrument. If the instrument is more equity-like and is more dilutive when treated as equity then we will exclude any related interest expense and include the weighted average shares underlying the instrument.

The table below provides a reconciliation of the Other adjustments:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Other adjustments
Amortization of intangibles (1)	$760	$823	$2,360	$2,468
Non-cash provision (benefit) for income taxes	7,585	(1,250)	13,794	11,510
Net income attributable to non-controlling interest	407	(261)	676	366
Other adjustments	$8,752	$(688)	$16,830	$14,344

(1)	Adds back non-cash amortization of lease and pre-IPO intangibles.

The table below provides a reconciliation of GAAP SG&A expenses to Distributable SG&A expenses:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
GAAP SG&A expenses
Compensation and benefits	$12,933	$12,218	$50,108	$39,850
General and administrative	8,150	4,964	22,696	14,814
Total SG&A expenses (GAAP)	$21,083	$17,182	$72,804	$54,664
Distributable SG&A expenses adjustments:
Non-cash equity-based compensation charge (1)	$(2,060)	$(3,715)	$(17,993)	$(13,503)
Amortization of intangibles (2)	—	(51)	(68)	(151)
Distributable SG&A expenses adjustments	(2,060)	(3,766)	(18,061)	(13,654)
Distributable SG&A expenses	$19,023	$13,416	$54,743	$41,010

(1)	Reflects add back of non-cash amortization of equity-based compensation. Outstanding grants related to equity-based compensation are included in the distributable earnings per share calculation.
(2)	Adds back non-cash amortization of pre-IPO intangibles.

Distributable Net Investment Income

We have a portfolio of debt and equity investments in climate change solutions. We calculate distributable net investment income by adjusting GAAP-based net investment income for those distributable earnings adjustments described above which impact investment income. We believe that this measure is useful to investors as it shows the recurring income generated by our Portfolio after the associated interest cost of debt financing. Our management also uses distributable net investment income in this way. Our non-GAAP distributable net investment income measure may not be comparable to similarly titled measures used by other companies. The following is a reconciliation of our GAAP-based net investment income to our distributable net investment income:

	Three months ended September 30,		Nine months ended September 30,
	2022	2021	2022	2021
	(in thousands)
Interest income	$34,303	$26,236	$97,904	$76,352
Rental income	6,609	6,430	19,716	19,361
GAAP-based investment revenue	40,912	32,666	117,620	95,713
Interest expense	29,556	27,349	85,035	95,394
GAAP-based net investment income	11,356	5,317	32,585	319
Equity method earnings adjustment (1)	31,315	25,898	98,960	76,570
(Gain) loss on debt modification or extinguishment (2)	—	—	—	16,083
Amortization of real estate intangibles (3)	760	772	2,292	2,317
Distributable net investment income	$43,431	$31,987	$133,837	$95,289

(1)     Reflects adjustment for equity method investments described above.

(2)    Adds back losses related to debt prepayments included in interest expense in our income statement.

(3)    Adds back non-cash amortization related to acquired real estate leases.

Managed Assets

As we both consolidate assets on our balance sheet and securitize assets, certain of our receivables and other assets are not reflected on our balance sheet where we may have a residual interest in the performance of the investment, such as servicing rights or a retained interest in cash flows. Thus, we present our investments on a non-GAAP “managed” basis, which assumes that securitized receivables are not sold. We believe that our Managed Asset information is useful to investors because it portrays the amount of both on- and off-balance sheet receivables that we manage, which enables investors to understand and evaluate the credit performance associated with our portfolio of receivables, investments, and residual assets in securitized receivables. Our non-GAAP Managed Assets measure may not be comparable to similarly titled measures used by other companies.

The following is a reconciliation of our GAAP-based Portfolio to our Managed Assets as of September 30, 2022 and December 31, 2021:

	As of
	September 30, 2022	December 31, 2021
	(dollars in millions)
Equity method investments	$1,922	$1,760
Commercial receivables, net of allowance	1,511	1,299
Government receivables	103	125
Receivables held-for-sale	17	22
Real estate	358	356
Investments	11	18
GAAP-Based Portfolio	3,922	3,580
Assets held in securitization trusts	5,464	5,199
Managed assets	$9,386	$8,779